EXHIBIT 21


                         SUBSIDIARIES OF ENUCLEUS, INC.

The subsidiaries of eNucleus, Inc. as of December 31, 2003 are as follows:

Name                                Jurisdiction of Organization
------------                        ----------------------------

Financial ASPx, Inc.                Delaware
Alliance Net, Inc.                  Delaware